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                                                                    Exhibit 10.3

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                             AT&T WIRELESS SERVICES

                      NETWORK MEMBERSHIP LICENSE AGREEMENT

                                     between

                                   AT&T CORP.

                                       and

                                  TRITEL, INC.

                           Dated as of January 7, 1999

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                             AT&T WIRELESS SERVICES

                      NETWORK MEMBERSHIP LICENSE AGREEMENT

         NETWORK MEMBERSHIP LICENSE AGREEMENT (the "Agreement") dated as of January 7, 1999, by and between AT&T Corp., a New York corporation, with offices located at 32 Avenue of the Americas, New York, New York 10013, for itself and its affiliated companies, including AT&T Wireless Services, Inc. (collectively "Licensor"), and Tritel, Inc., a Delaware corporation, with offices located at 1410 Livingston Lane, Jackson, Mississippi 39213-8003 ("Licensee"). Certain capitalized terms used herein are defined in Section 1.

         WHEREAS, Licensor has, for many years, used and Licensor desires that Licensee use, the AT&T Service Marks, and Licensor desires that Licensee use the Licensed Marks, in connection with Telecommunications Services;

         WHEREAS, Licensee, an Affiliate of Licensor and the other stockholders of Licensee are parties to that certain Stockholders Agreement, dated as of the date hereof (as the same may be amended, modified or supplemented in accordance with the terms thereof, the "Stockholders Agreement;" capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) and the execution and delivery of the Stockholders Agreement and the other agreements contemplated therein is a condition to Licensee entering into this Agreement;

         WHEREAS, Licensee wishes to use the Licensed Marks in a limited manner in the Licensed Territory in connection with the Licensed Activities; and

         WHEREAS, Licensor is willing to license and allow Licensee to use the Licensed Marks under the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1. Definitions. As used herein, the following terms shall have the meanings set forth below:

         "Affiliate": A Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

         "Approval": The granting by all appropriate Regulatory Authorities of all necessary licenses, permits, approvals, authorizations and clearances for this Agreement and the registration or recording of this Agreement as required by all Regulatory Authorities.

         "Approved Licensee Marks": As defined in Section 4.1.

         "AT&T Service Marks": The service marks and trademarks AT&T, and AT&T with a fanciful globe design.

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         "Authorized Dealers": Any distributor or other agent of Licensee authorized to market, advertise or otherwise offer, on behalf of Licensee, any Licensed Services under the Licensed Marks in the Licensed Territory.

         "Bankruptcy": With respect to a Person, means (i) the filing by such Person of a voluntary petition seeking liquidation, dissolution, reorganization, rearrangement or readjustment, in any form, of its debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other bankruptcy or insolvency law, or such Person's filing an answer consenting to, or acquiescing in any such petition; (ii) the making by such Person of any assignment for the benefit of its creditors, or the admission by such Person in writing of its inability to pay its debts as they mature; (iii) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code (or corresponding provisions of future laws), an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, dissolution, reorganization, rearrangement or readjustment of its debts or similar relief under any bankruptcy or insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60 day period; or (iv) the entry of an order for relief against such Person under Title 11 of the United States Bankruptcy Code.

         "Change of Control": Any transaction or event, whether voluntary or involuntary, that results in, or as a consequence of which, any of the following events shall occur, except as a result of a sale, transfer or other disposition by Licensor or any of its Affiliates: (i) any Person, excluding any Person that is an owner of shares of capital stock of Licensee on the date hereof or that acquires shares of Voting Preference Common Stock and Tracked Common Stock pursuant to the terms of the Management Agreement or the Lenders (as defined in Section 3.1(b)) or any Person to whom the Lenders, with the consent of Licensor, assign this Agreement, shall acquire, directly or indirectly, Beneficial Ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of (x) more than 50% of the voting stock of Licensee, or (y) more than 33-1/3% of the voting stock of Licensee, unless the Persons owning capital stock of Licensee on the date hereof (together with any Person that acquires Voting Preference Common Stock and Tracked Common Stock of Licensee pursuant to the terms of the Management Agreement) collectively own a percentage of such voting stock that is higher than such Person; (ii) any Disallowed Transferee shall acquire, directly or indirectly, Beneficial Ownership of more than 15% of the voting stock of Licensee; provided that, for purposes of this Agreement, purchases of Licensee's capital stock made by third parties in the open market shall not be deemed to be acquisitions of Licensee's capital stock by Disallowed Transferees; or (iii) a proxy contest for the election of directors of Licensee results in the persons constituting the Board of Directors of Licensee immediately prior to the initiation of such proxy contest ceasing to constitute a majority of the Board of Directors upon the conclusion of such proxy contest.

         "Company Communications Services": Mobile wireless telecommunications services (including the transmission of voice, data, image or other messages or content) provided solely within the Licensed Territory, initiated or terminated using TDMA and frequencies licensed by the FCC, to or from subscriber equipment that is capable of usage during routine movement throughout the area covered by a cell site and routine handing-off between cell sites, and is either intended for such usage or is temporarily fixed to a specific location on a short-term basis (e.g., a bank of wireless telephones temporarily installed during a special event of limited

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duration). Without limiting the foregoing, Company Communications Services shall include wireless office services if such services comply with this definition. Company Communications Services shall also include the transmissions between Licensee's cell sites and Licensee's switch or switches in the Licensed Territory, handing-off transmissions at Licensee's switch or switches for termination by other carriers, and receiving transmissions to Licensee's customers handed-off at Licensee's switch or switches.

         "Company Systems": The systems operated by Licensee to provide Company Communications Services in the Licensed Territory.

         "Control": For purposes of the definitions of "Affiliate" and "Change of Control", the term "control" (including the terms "controlling," "controlled by", and "under common control with") of a Person means the possession, direct or indirect, of the power to (i) vote 50% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

         "Disallowed Transferee": Any Prohibited Transferee, or any Regional Bell Operating Companies, Microsoft, GTE, SNET or any of their respective Affiliates, successors or assigns.

         "FCC": The Federal Communications Commission and any successor governmental authority.

         "Licensed Activities": Each of the following activities: (a) the provision to end-users and resellers, solely within the Licensed Territory, of Company Communications Services on frequencies licensed to Licensee for Commercial Mobile Radio Services pursuant to the AT&T Contributed Licenses, the Mercury Licenses, the Alabama Licenses, the Florida Cellular Licenses, PCS Licenses acquired pursuant to the Option Agreement and the Permitted Cellular Licenses, and the provision in connection with such Company Communications Services of Adopted Service Features (as defined in the Stockholders Agreement), and (b) marketing and offering the services and features described in clause (a) within the Licensed Territory, including advertising such services and features using broadcast and other media, so long as such advertising extends beyond the Licensed Territory only when and to the extent necessary to reach end-users and potential end-users in the Licensed Territory.

         "Licensed Logo": The logo containing the AT&T and globe design, as such logo may be modified or replaced pursuant to Section 4.3, and the expression "Member, AT&T Wireless Services Network," as set forth in Schedule A attached hereto. Registrations and pending applications covering the Licensed Logo in the United States are set forth in Schedule B1 attached hereto. The listing of goods or services in the specification of any of these registrations or applications which are outside the scope of services authorized under this Agreement shall not be construed as inclusion of such goods or services in the license granted by this Agreement; it being understood that the only services authorized under this Agreement are as expressly set forth in this Agreement.

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         "Licensed Marks": Collectively, the Licensed Logo, the Licensed Phrase,
the Licensed Trade Dress, and any additional Marks that may be licensed hereunder pursuant to Section 4.3 or 4.4.

         "Licensed Phrase": The expression "Member, AT&T Wireless Services Network" or the expression "[Licensee] is a member of the AT&T Wireless Services Network" and the form of such expression as it may be modified or replaced pursuant to Section 4.3 or 4.4.

         "Licensed Services": The services described in clause (a) of the definition of the term "Licensed Activities."

         "Licensed Territory": The Territory (as defined in the Stockholders Agreement). The Licensed Territory as of the date hereof is comprised of those geographic areas set forth in Schedule C.

         "Licensed Trade Dress": The general image or appearance of the marketing of services performed under the Licensed Logo, including without limitation, the colors, designs, sizing configurations, publication formats and the like as set forth in Schedule B attached hereto and as such trade dress may be modified or replaced pursuant to Section 4.3, and such other trade dress as may be added thereto or substituted therefor in accordance with Section 4.3 or 4.4.

         "Licensee": As defined in the preamble.

         "Licensor": As defined in the preamble.

         "Mark": Any name, brand, mark, trademark, service mark, sound mark, trade dress, trade name, business name, slogan, or other indicia of origin.

         "Marketing Materials": Any and all materials, whether written, oral, visual or in any other medium, used by Licensee or its Authorized Dealers to market, advertise or otherwise offer any Licensed Services under the Licensed Marks.

         "Non-Renewal Request": As defined in Section 11.1(a).

         "Person": Any individual, corporation, partnership, firm, joint venture, limited liability company, limited liability partnership, association, joint-stock company, trust, estate, incorporated or unincorporated organization, governmental or regulatory body, or other entity.

         "Quality Control Representatives": Representatives of Licensor appointed in accordance with Section 7 .

         "Quality Standards": The TDMA Quality Standards and the Guidelines for Use of the Licensed Logo and Licensed Phrase set forth in Schedules D and E to this Agreement.

         "Regulatory Authority": Any regulatory, administrative or governmental entity, authority or agency, including without limitation, the FCC and the Export Licensing Office of the U.S. Department of Commerce.


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         "Renewal Notice": As defined in Section 11.1(a).

         "Renewal Request": As defined in Section 11.1(a).

         "Significant Breach by Licensee": As defined in Section 11.2 .

         "Stockholders Agreement": As defined in the second recital.

         "Successor": With respect to any party, any successor, transferee or assignee, including without limitation, any receiver, debtor in possession, trustee, conservator or similar Person with respect to such party or such party's assets.

         "TDMA Quality Standards": The quality standards applicable to TDMA PCS Systems and Cellular Systems (as such terms are defined in the Stockholders Agreement) owned and operated by Licensor's Affiliates in the Central and Southwest Region, which, as currently in effect, are set forth on Schedule D, as the same may be amended from time to time, provided any such amended standards shall become effective one hundred twenty (120) days after notice thereof is given to Licensee.

         "Telecommunications Service": Any service providing the transmission of voice, data, image or other messages or content, by radio or by aid of wire, cable or other means now known or later developed between the points of origin and reception of such transmission, or by means of any combination of the foregoing.

         2. Grant of License, Etc.

         2.1 Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a royalty free, non-transferable, non-sublicensable, non-exclusive limited right and license to use the Licensed Marks in the Licensed Territory, solely in connection with Licensed Activities.

         2.2 No Other Services or Products. The Licensed Marks may not be used by Licensee in connection with any service, except as expressly set forth in this Agreement, or any product, except as expressly permitted by the terms of
Section 2.4. Specifically, but not by way of limitation, this Agreement does not grant Licensee the right to use the Licensed Marks in connection with (a) the manufacture or distribution of any products other than the distribution of mobile phones to the extent expressly permitted by the terms of Section 2.4, or
(b) any Telecommunications Services, including, but not limited to long distance services, other than Licensed Services. Accordingly, this Agreement does not grant any license, authorization or permission to Licensee to appear on an equal access ballot, or in any other fashion, as a long distance provider using the Licensed Marks, or to use the Licensed Marks in connection with the reselling of long distance or local service or any other service. Licensee shall identify to Licensee's customers that Licensor is their long distance carrier and refer to Licensor by its Marks and trade dress. This Agreement does not grant Licensee the right to use any AT&T Service Mark or any other Mark of Licensor in any manner, except as part of the Licensed Logo, Licensed Phrase and Licensed Trade Dress as specifically set forth in this Agreement, or in the manner specifically set forth in Sections 2.4, 4.1, 4.3 and 4.4.


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         2.3 Exclusivity. Licensor (on behalf of itself and its Affiliates)
shall not grant to any Person (other than a Subsidiary of Licensor) a right or license to provide or resell, or act as agent for any Person offering, Company Communications Services under the Licensed Marks except to any Person that (i) resells, or acts as Licensee's agent for, Company Communications Services provided by Licensee, including bundling any such Company Communications Services with other Telecommunications Services marketed, offered and provided or resold by such Person pursuant to an agreement between such Person and Licensor or its Affiliates (in its capacity as reseller or agent) or Licensee, or (ii) provides or resells wireless Telecommunications Services to or from specific locations (such as buildings or office complexes), even if the subscriber equipment used in connection with such service may be capable of routine movement within a limited area (such as a building or office complex), and even if such subscriber equipment may be capable of obtaining other telecommunications services beyond such limited area (which other services may include routine movement beyond such limited area) and hand-off between the service to such specific location and such other telecommunications services. To the extent the "other telecommunications services" referred to in clause (ii) of the immediately preceding sentence constitute Company Communications Services, Licensor (on behalf of itself and its Affiliates) shall not grant to any Person a right or license to provide or resell such "other telecommunications services" under the Licensed Marks, except in accordance with the terms of clause (i) of the immediately preceding sentence. Nothing herein shall be construed to affect the obligations of AT&T Wireless PCS Inc. and its Affiliates set forth in
Section 8.6 of the Stockholders Agreement.

         2.4 Use of Licensed Marks on Mobile Phones. In connection with its marketing, offering and provision of Licensed Services, Licensee may offer and distribute to end-users mobile phones branded with the same Marks of Licensor, and in the same manner, as the mobile phones distributed by or on behalf of Licensor and its Affiliates, provided that (I) such mobile phones (a) are purchased from Licensor or its Affiliates, (b) are identical to mobile phones offered and distributed by Licensor and its Affiliates and are purchased from the same manufacturer (or its authorized dealers), or (c) are manufactured and distributed by a manufacturer authorized by Licensor to manufacture mobile phones branded with such Marks (or its authorized dealers), and (II) Licensee complies in all material respects with Licensor's Minimum Advertised Price program, as such program shall be amended, modified or supplemented by Licensor from time to time.

         3. Agreement Personal.

         3.1 Personal to Licensee.

         (a) In recognition of the unique nature of the relationship between Licensor and Licensee, the fact that Licensor would not be willing to enter into an agreement such as this Agreement with any other party in any other circumstances, and the unique nature of Licensee (including without limitation, the fact that Licensee is partially owned by Licensor's Affiliate, AT&T Wireless PCS Inc.), the parties agree that the rights, obligations and benefits of this Agreement shall be personal to Licensee, and Licensor shall not be required to accept performance from, or render performance to an entity other than Licensee or even to Licensee itself in the event of a Change of Control of Licensee. Pursuant to 11 U.S.C. ss. 365(c)(1)(A) (as it may be amended from time to time, and including any successor to such provision), in the

                                      -6-
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event of the Bankruptcy of Licensee, this Agreement may not be assigned or assumed by Licensee (or any Successor) and Licensor shall be excused from rendering performance to, or accepting performance from, Licensee or any Successor.

         (b) Notwithstanding the foregoing, this Agreement may be assigned to the lenders (the "Lenders") named in the $550 million Credit Agreement (the "Credit Agreement") dated the date hereof entered into between Licensee and the Lenders, and, after a default under the Credit Agreement and the expiration of any applicable grace and cure periods thereunder, the Lenders may enforce Licensee's rights hereunder and the Lenders may assign this Agreement to any Person with the consent of Licensor.

         3.2 Licensee Acknowledgment. Licensee acknowledges and agrees that it understands it may have, or, in the future, may elect to enter into, agreements with Licensor's Affiliates and that neither the execution or continuation nor the renewal of any of these agreements will have any effect on this Agreement and Licensee may choose to contract, or not, with Licensor's Affiliates as it deems appropriate.

         4. Use of Licensed Marks and Other Marks.

         4.1 Approved Licensee Marks. Licensee shall have the right from time to time during the term hereof to create and use its own Marks, together with the Licensed Marks, in connection with the Licensed Activities; provided that Licensee provides Licensor with prior written notice of its desire to use any such Marks owned by Licensee and Licensor approves Licensee's proposed use of such Marks (which approval shall not be unreasonably withheld, delayed or conditioned). Licensor shall use commercially reasonable efforts to approve or disapprove any Marks proposed to be used by Licensee within 30 days of its receipt of a written request for such approval. If Licensee has not received a response from Licensor by the end of such 30-day period, Licensee shall have the right to send a second written request for such approval to Licensor that states expressly that, if Licensee does not receive a response from Licensor within 30 days after Licensor's receipt of such second request, Licensor shall be deemed to have approved Licensee's proposed Mark or Marks. If Licensee does not receive such response by the end of such second 30-day period, Licensor shall be deemed to have approved such proposed Mark or Marks. Marks approved by Licensor in accordance with this Section 4.1 shall be sometimes referred to herein as "Approved Licensee Marks."

         4.2 Marks To Be Used. Licensee shall conduct all Licensed Activities solely under the Approved Licensee Marks, together with the Licensed Marks, all in accordance with guidelines set forth on Schedule E.

         4.3 Modification of Licensed Marks. In the event Licensor modifies or replaces any of the Licensed Marks as they are used in any portion of Licensor's business, and if Licensor requests Licensee to adopt and use any such modified or replaced Licensed Marks, Licensee will adopt and use such modified or replaced Licensed Marks and, in such event, such modified or replaced Licensed Marks shall be considered the Licensed Marks contemplated by this Agreement; provided that in such event, Licensee shall be granted a 180-day period during which to phase-out its use of the superseded forms of the Licensed Marks, as applicable, and

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during such 180-day period Licensee shall have the right to use its existing inventory of Marketing Materials bearing the superseded forms of the Licensed Marks, as applicable.

         4.4 Use of Additional Marks at Licensor's Request. Licensor may, from time to time, request Licensee to adopt and use a Mark or Marks of Licensor, in addition to the then existing Licensed Marks in connection with the Licensed Activities. Such additional Mark or Marks shall be licensed hereunder on the same terms as the then existing Licensed Marks and Licensee shall within a reasonable time, but in any event within one hundred eighty (180) days, comply with Licensor's request by adopting and using such additional Mark or Marks; provided that during such 180-day period Licensee shall have the right to use its existing inventory of Marketing Materials that do not contain the additional Mark or Marks.

         5. Retention of Rights. Except as otherwise expressly provided in
Section 2, nothing in this Agreement shall be deemed or construed to limit in any way Licensor's rights in and to the AT&T Service Marks and the Licensed Marks, including without limitation:

         (a) all rights of ownership in and to the AT&T Service Marks and the Licensed Marks, including the right to license or transfer the same; and

         (b) the unimpaired right to use the AT&T Service Marks and the Licensed Marks in connection with marketing, offering or providing any products or services (including, without limitation Licensed Services) whether within or without the Licensed Territory.

         6. System Requirements. The terms of Sections 8.1(a), 8.2, 8.3, and 8.5(a) of the Stockholders Agreement are hereby incorporated herein by reference with the same effect as if set forth herein in their entirety and Licensee shall comply with its obligations therein.

         7. Quality Control.

         7.1 General. Licensee acknowledges that the services and activities covered by this Agreement must be of sufficiently high quality as to provide maximum enhancement to and protection of the Licensed Marks and the good will they symbolize. Licensee further acknowledges that the maintenance of high quality services is of the essence of this Agreement, as is the use of the Licensed Marks in connection therewith, and that it will utilize only Marketing Materials which enhance (and do not disparage or place in disrepute) Licensor, its businesses or its business reputation, and enhance (and do not adversely affect or detract from) Licensor's good will and will use the Licensed Marks in ways (but only in ways) which will so enhance Licensor's business reputation and good will.

         7.2 Quality Standards. Licensee shall use commercially reasonable efforts to cause the Company Systems to comply with the TDMA Quality Standards. Without limiting the foregoing, with respect to each material portion of a Company System (such as a city) that Licensee places in commercial service, on or prior to the first anniversary of the date such material portion is placed in commercial service, Licensee shall cause each such material portion to achieve a level of compliance with the TDMA Quality Standards equal to at least the average level of compliance achieved by comparable PCS and Cellular Systems owned and operated by AT&T PCS taking into account, among other things, the relative stage of development thereof.

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         Licensee shall also comply with the Guidelines for Use of the Licensed
Logo and Licensed Phrase as set forth in Schedule E to this Agreement, and which shall be considered part of the Quality Standards.

         7.3 Quality Service Reviews; Right of Inspection. Licensor shall have the right to designate from time to time, one or more Quality Control Representatives, who shall have the right at any time, upon fifteen (15) days notice to Licensee, to conduct during regular business hours an inspection, test, survey and review of Licensee's facilities and the facilities of Licensee's Authorized Dealers, if any, and otherwise to determine compliance with the Quality Standards (each, an "Inspection"); provided that Licensor shall use all commercially reasonable efforts to ensure that such Inspections shall not unreasonably interfere with Licensee's conduct of its business; and provided further that Licensor shall not be permitted to conduct more than two (2) Inspections during each 12-month period of the term of this Agreement unless Licensor reasonably believes that Licensee is not in compliance with the Quality Standards, in which case Licensor shall be permitted to conduct Inspections from time to time until Licensee has been determined to be in compliance. Licensee agrees to collect, maintain and furnish to the Quality Control Representatives:
(i) all performance data relating to Licensee's Licensed Services reasonably requested by the Quality Control Representatives and representative samples of Marketing Materials that are marketed or provided under the Licensed Marks for Inspections to assure conformance of the Licensed Services and the Marketing Materials with the Quality Standards; and (ii) all performance data in its control reasonably requested by the Quality Control Representatives relating to the conformance of Licensed Services with the Quality Standards. Any such data provided to Licensor shall be treated confidentially in accordance with Section
18. Licensor may independently conduct continuous customer satisfaction and other surveys to determine if Licensee is meeting the Quality Standards. Licensee shall cooperate with Licensor fully in the distribution and conduct of such surveys so long as such cooperation shall not unreasonably interfere with the conduct of Licensee's business. If Licensee learns that it is not complying with the Quality Standards in any material respect, it shall notify Licensor, and the provisions of Section 8 shall apply to such noncompliance.

         7.4 Authorized Dealers. Licensee shall provide to Licensor within 10 days after the expiration of each calendar quarter during the term of this Agreement a list of all Authorized Dealers. Licensor shall have the right, exercisable in its reasonable discretion, to give Licensee written notice requiring Licensee to terminate any Authorized Dealer that Licensor reasonably believes is not in compliance with the Quality Standards (after notice of such non-compliance and a reasonable opportunity to cure has been granted to such Authorized Dealer) effective no later than 30 days from the date such written notice is given by Licensor to Licensee. All Authorized Dealers shall be bound by Licensor's Quality Standards and by Licensee's obligations under this Agreement. A breach by any such Authorized Dealer of this Agreement shall be deemed a breach of this Agreement by Licensee; provided that Licensee's termination of such breaching Authorized Dealer shall be deemed to cure any such breach.

         7.5 Sponsorship. Licensee shall not use the Licensed Marks to sponsor, endorse, or claim affiliation with any event, meeting, charitable endeavor or any other undertaking (each, an "Event") without the express written permission of Licensor; provided however that, the categories of Events described on Schedule F attached hereto shall be deemed pre-approved by Licensor and Licensee shall not be required to seek permission from Licensor to sponsor, endorse or claim affiliation with such Events using the Licensed Marks. Notwithstanding the foregoing, Licensor reserves the right to deny permission to any event and to amend Schedule F. In the event that Licensee desires to sponsor, endorse or claim affiliation with an Event not described on Schedule F, Licensee shall provide Licensor with at least twenty (20) business days prior written notice of such Event in reasonable detail and Licensor shall be deemed to have granted Licensee permission to sponsor, endorse or claim affiliation with such Event if a denial of permission is not received by Licensee by the date or time specified in such notice. Any breach of this provision reasonably determined to have a material adverse effect on Licensor or the Licensed Marks shall be deemed a Significant Breach by Licensee (in no event less than ten business days after receipt of the notice).

         7.6 Universal Wireless Consortium. Licensee shall, throughout the term of this Agreement, and any renewals or extensions thereof, be a member of the Universal Wireless Consortium.

         8. Remedies for Noncompliance With Quality Standards.

         8.1 Cure Period. If Licensor becomes aware that Licensee or its Authorized Dealers, if any, are not complying with any Quality Standards in any material respect, and notifies Licensee in writing thereof, setting forth, in reasonable detail, a written description of the noncompliance and any suggestions for curing such noncompliance, then Licensee shall cure such noncompliance as soon as is practicable but in any event within thirty (30) days thereafter or, in the case of noncompliance with the TDMA Quality Standards, if such breach is not capable of being cured on commercially reasonable terms within such thirty (30) day period, within one-hundred eighty (180) days of such notice, provided that Licensee is using commercially reasonable efforts to cure such material breach as soon as reasonably practicable. In the event that the non-compliance with the Quality Standards is being caused by an Authorized Dealer, Licensee's termination of such Authorized Dealer shall be deemed to cure such non-compliance. If such non-compliance with the Quality Standards continues beyond the applicable cure period described above, Licensee shall then: (i) cease any Licensed Activities under the Licensed Marks in the Licensed Territory until it can comply with the Quality Standards; and (ii) at Licensor's election, be deemed to be in breach of this Agreement.

         8.2 Potential Injury to Persons or Property. Notwithstanding the foregoing, in the event that Licensor reasonably determines that any noncompliance creates a material threat of personal injury or injury to property of any third party, upon written notice thereof by Licensor to Licensee, Licensee shall cure such non-compliance as soon as practicable but in any event within thirty (30) days after receiving such notice. If the non-compliance continues beyond such cure period, Licensee shall either cease any Licensed Activities under the Licensed Marks in the Licensed Territory until it can comply with the Quality Standards, or be deemed to be in breach of this Agreement.

         9. Protection of Licensed Marks.

         9.1 Ownership and Rights. Licensee admits the validity of, and agrees not to challenge the ownership or validity of the Licensed Marks. Licensee acknowledges that it will not obtain any ownership interest in the Licensed Marks or any other right or entitlement to

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continued use of them, regardless of how long this Agreement remains in effect and regardless of any reason or lack of reason for the termination thereof by Licensor; provided that by making this acknowledgment Licensee is not waiving, and does not intend to waive, any contractual rights hereunder or its remedies upon a breach hereof by Licensor. Licensee shall not disparage, dilute or adversely affect the validity of the Licensed Marks. Licensee agrees that any and all good will and other rights that may be acquired by the use of the Licensed Marks by Licensee shall inure to the sole benefit of Licensor, except a security interest granted to the Lenders in accordance with the terms of the Credit Agreement. Licensee will not grant or attempt to grant a security interest in the Licensed Marks or this Agreement, or to record any such security interest in the United States Patent and Trademark Office or elsewhere, against any trademark application or registration belonging to Licensor. Licensee agrees to execute all documents reasonably requested by Licensor to effect registration of, maintenance and renewal of the Licensed Marks. For purposes of this Agreement, Licensee shall be considered a "related company" under the U.S. Trademark Act, 15 U.S.C. ss. 1051 et seq.

         9.2 Similar Marks. Licensee further agrees not to register in any country any Mark resembling or confusingly similar to the Licensed Marks or the AT&T Service Marks, or which dilutes the Licensed Marks or the AT&T Service Marks, and not to use the Licensed Marks or the AT&T Service Marks or any part thereof as part of its corporate name, nor use (except in accordance with Section 4.1) any Mark confusingly similar, deceptive or misleading with respect to the Licensed Marks or the AT&T Service Marks or which dilutes the Licensed Marks or the AT&T Service Marks. Licensee further agrees not to use or register in any country any Mark similar to the Licensed Marks or the AT&T Service Marks, or which dilutes the Licensed Marks or the AT&T Service Marks. If any application for registration is, or has been filed in any country by Licensee which relates to any Mark which, in the sole opinion of Licensor, is confusingly similar, deceptive or misleading with respect to the Licensed Marks or the AT&T Service Marks, or which dilutes the Licensed Marks or the AT&T Service Marks, Licensee shall, at Licensor's sole discretion, immediately abandon any such application or registration or assign it (free and clear of any Liens, and for consideration of $1.00) to Licensor. If Licensee uses any Mark which, in the sole opinion of Licensor, is confusingly similar, deceptive or misleading with respect to the Licensed Marks or the AT&T Service Marks, or which dilutes the Licensed Marks or the AT&T Service Marks, or if Licensee uses the Licensed Marks or the AT&T Service Marks in connection with any product, or in connection with any service not specifically authorized hereunder, Licensee shall, immediately upon receiving written request from Licensor, permanently cease such use. Notwithstanding anything to the contrary contained in this Section 9.2, Licensee shall have the right to use and register the Approved Licensee Marks that are used together with the Licensed Marks in accordance with the terms of this Agreement and the Approved Licensee Marks shall not be deemed by Licensor to resemble or to be confusingly similar to the Licensed Marks.

         9.3 Infringement. In the event that either party learns of any infringement or threatened infringement of the Licensed Marks, or any unfair competition, passing-off or dilution with respect to the Licensed Marks, or any third party alleges or claims that any of the Licensed Marks are liable to cause deception or confusion to the public, or is liable to dilute or infringe any right of such third party (each such event, an "Infringement"), such party shall promptly notify the other party or its authorized representative giving particulars thereof, and Licensee shall provide necessary information and reasonable assistance to Licensor or its authorized representatives in the event that Licensor decides that proceedings should be commenced or defended. For purposes of this Agreement, Licensee shall be deemed to have "learned" of an Infringement when either (i) the General Manager of one of Licensee's operating subsidiaries or divisions or (ii) an executive officer of Licensee obtains actual knowledge of the Infringement. Licensor shall have exclusive control of any litigation, opposition, cancellation or related legal proceedings. The decision whether to bring, defend, maintain or settle any such proceedings shall be at the exclusive option and expense of Licensor, and all recoveries shall belong exclusively to Licensor. Licensee will not initiate any such litigation, opposition, cancellation or related legal proceedings in its own name but, at Licensor's request, agrees to be joined as a party in any action taken by Licensor to enforce its rights in the Licensed Marks or the AT&T Service Marks; provided that Licensor shall reimburse Licensee for all reasonable out-of-pocket costs and expenses incurred by Licensee, its Affiliates and authorized representatives (and their respective directors, officers, stockholder, employees and agents) in connection with their participation in such action. Nothing in this Agreement shall require, or be deemed to require Licensor to enforce the Licensed Marks or the AT&T Service Marks against others.

         9.4 Compliance With Laws. In the performance of this Agreement, Licensee shall comply in all material respects with all applicable laws and regulations and administrative orders, including those laws and regulations particularly pertaining to the proper use and designation of Marks in the Licensed Territory. Should Licensee be or become aware of any applicable laws or regulations which are inconsistent with the provisions of this Agreement, Licensee shall promptly notify Licensor of such inconsistency. In such event, Licensor may, at its option, either waive the performance of such inconsistent provisions, or negotiate with Licensee to make changes in such provisions to comply with applicable laws and regulations, it being understood that the parties intend that any such changes shall preserve to the extent reasonably practicable the parties' respective benefits under this Agreement.

         10. No Sublicensing. Licensee shall not: (i) assign, license, transfer, dispose or relinquish any of its rights or obligations hereunder (whether by merger, consolidation, sale, operation of law or otherwise) other than as contemplated by Section 3.1(b); or (ii) grant or purport to grant any sublicense in respect of the Licensed Marks; provided that Licensee's Authorized Dealers and Subsidiaries shall have the right to use the Licensed Marks in accordance with the Quality Standards in connection with Licensed Activities. Any such purported assignment, license, transfer, disposition, relinquishment or sublicense shall be void and of no effect.

         11. Term and Termination.

         11.1 Term.

         (a) This Agreement shall commence on the date hereof and shall be in effect for five (5) years following such date, unless terminated earlier pursuant to this Section 11. Neither party has a right or obligation to renew this Agreement beyond the initial term; provided, however, that if each party gives written notice (a "Renewal Notice") to the other party of an election to renew not less than ninety (90) days prior to the end of the initial term, then, and only then, shall this Agreement renew for an additional five (5) year term. During the ten (10) day period commencing one hundred twenty (120) days prior to the end of the initial term, either party may give written notice (a "Renewal Request") to the other party requesting that such other party give a Renewal Notice. No later than ninety
(90) days prior to the end of the initial term, the recipient of a Renewal Request shall give to the requesting party either, in its sole discretion: (i) a Renewal Notice or (ii) a written notice (a "Non-Renewal Notice") stating it is not electing to renew the term of this Agreement. Any recipient of a Renewal Request that fails to send either a Renewal Notice or a Non-Renewal Notice in accordance with the immediately preceding sentence shall be deemed to have given a Renewal Notice. In the event either party fails to give a Renewal Notice or, in response to a Renewal Request, gives a Non-Renewal Notice, such party shall be presumed to have good cause for non-renewal either due to an action or failure to act by the other party or due to circumstances related to the party who did not provide the notice. In the event that AT&T Wireless PCS Inc. shall convert any shares of Series A Preferred Stock of Licensee into Common Stock of Licensee (as such terms are defined in the Stockholders Agreement), the term of this Agreement shall expire on the later of (x) two (2) years from the Series A Conversion Date (as such term is defined in Licensee's Restated Certificate of Incorporation), and (y) the then existing expiration date of this Agreement.

         (b) Notwithstanding anything to the contrary contained in this Section 11.1, this Agreement may be terminated by Licensor upon written notice to Licensee at any time following the later to occur of (x) the termination by AT&T Wireless PCS Inc. of its obligations under Section 8.6 of the Stockholders Agreement pursuant to Section 8.8(c) of the Stockholders Agreement, and (y) the second anniversary of the date Licensor (or an affiliate of Licensor) gives written notice to Licensee that it has entered into a letter of intent or binding agreement to engage in a Disqualifying Transaction (as defined in the Stockholders Agreement); provided, however, that in no event shall Licensor have the right to terminate this Agreement as of a date prior to the fifth anniversary of the date hereof; provided further however that, in the event that this Agreement is terminated pursuant to this Section 11.1(b) and Licensee does not exercise its right pursuant to Section 6.1 of the Stockholders Agreement to convert all of the shares of Company Stock (as defined in the Stockholders Agreement) owned by AT&T Wireless PCS Inc. into Series B Preferred Stock (as defined in the Stockholders Agreement), the termination shall only apply to the portion of the Territory that constitutes the "Overlap Territory" (as defined in the Stockholders Agreement) and this Agreement shall remain in full force and effect with respect to the remainder of the Territory.

         11.2 Breach by Licensee. Licensor may terminate this Agreement at any time in the event of a Significant Breach by Licensee. A "Significant Breach by Licensee" shall mean, after exhaustion of any applicable cure periods set forth in this Agreement, any of the following:

         (a) Licensee's use of any Mark (including the Licensed Marks and the AT&T Service Marks) contrary to the provisions of this Agreement, or the use by an Authorized Dealer of any Mark (including the Licensed Marks and the AT&T Service Marks) contrary to the provisions of this Agreement, including a violation by Licensee of Section 4.2, in each case which continues for more than 30 days after written notice thereof has been given to Licensee;

         (b) Subject to the provisions of Section 8.1, Licensee's use of the Licensed Marks in connection with any Marketing Materials, or the offering, marketing or provision of any Licensed Services, or the conduct of any Licensed Activities or any other aspect of its business conducted by it, which fail to meet the Quality Standards in any material respect;

         (c) Licensee's refusing or neglecting a request by Licensor pursuant to
Section 7.3 for access to Licensee's facilities or Marketing Materials, which refusal or neglect continues for more than five business days after written notice thereof is given to Licensee;

         (d) Licensee's licensing, assigning, transferring, disposing of or relinquishing (or purporting to license, assign, transfer, dispose of or relinquish) any of the rights granted in this Agreement to others, except as permitted by Section 10;

         (e) Licensee's failure to maintain the Quality Standards and other information furnished under this Agreement in confidence pursuant to Section 18, or failing to restrict the transmission of information, products and commodities as required by Section 18;

         (f) The occurrence of a Change of Control of Licensee;

         (g) Licensee's loss, for any reason whatsoever, of its rights to hold, directly or indirectly, the FCC licenses for Company Communications Services in the Licensed Territory or to provide the Company Communications Services under such licenses, unless (i) such loss results, directly or indirectly, from the actions or inactions of Licensor or its Affiliates or (ii) such loss relates to less than 5% of the Pops in the Licensed Territory;

         (h) The Bankruptcy of Licensee;

         (i) Licensee's failure in any material respect to obtain Licensor's permission as provided in, or any other material breach of the provisions of,
Section 7.5; or

         (j) Any Substantial Company Breach.

         11.3 Termination Obligations. In the event this Agreement terminates pursuant to this Section 11:

         (a) Licensee shall immediately cease use of the Licensed Marks upon notice of termination, except that Licensee shall have the right to continue to use the Licensed Marks (including without limitation, Licensee's then existing inventory of Marketing Materials bearing the Licensed Marks) to the extent such use is otherwise in accordance with the provisions of this Agreement, for a period of up to ninety (90) days following such termination; and

         (b) Licensee shall have no further rights under this Agreement, except as provided in Section 11.5.

         11.4 No Waiver of Rights. In addition to any other provision of this
Section 11, each party will retain all rights to any other remedy it may have at law or equity for any breach by the other of this Agreement.

         11.5 Survival. Sections 11.3(a), 12.1, 17 and 18 shall survive any expiration or termination of this Agreement.

         12. Indemnity.

         12.1 Licensor shall defend, indemnify and hold Licensee and its authorized representatives (including the Authorized Dealers), and their respective directors, officers, stockholders, employees and agents, harmless against all claims, suits, proceedings, costs, damages, losses and expenses (including reasonable attorneys' fees) and judgments incurred, claimed or sustained by Licensee or such persons arising out of: (i) claims by third parties that Licensee's use of the Licensed Marks in accordance with this Agreement constitutes trademark, service mark or trade dress infringement (or infringement of any other intellectual property or other proprietary right owned by a third party), dilution, unfair competition, misappropriation or false/misleading advertising; (ii) any third party claims as to the lack of validity or enforceability of (A) the registrations of the Licensed Marks or (B) Licensor's ownership rights in the Licensed Marks; and (iii) any lack of validity or enforceability of this Agreement caused by Licensor. Subject to Licensor's indemnification obligations in the previous sentence, Licensee shall defend, indemnify and hold Licensor, its Affiliates and authorized representatives, and their respective directors, officers, stockholders, employees and agents, harmless against all claims, suits, proceedings, costs, damages and judgments incurred, claimed or sustained by third parties, whether for personal injury or otherwise, arising out of Licensee's or any Authorized Dealer's marketing, sale, or use of services under the Licensed Marks and shall indemnify Licensor and the foregoing persons for all damages, losses, costs and expenses (including reasonable attorneys' fees) arising out of such use, sale or marketing and also for any improper or unauthorized use of the Licensed Marks or any use of its own Marks. Licensee shall also defend, indemnify and hold Licensor, its Affiliates and authorized representatives, and their respective directors, officers, stockholders, employees and agents, harmless against all claims, suits, proceedings, costs, damages, losses and expenses (including reasonable attorneys' fees) and judgments incurred, claimed or sustained by Licensor or such persons arising out of: (i) any third party claims as to the lack of validity or enforceability of (x) the registrations (if any) of the Approved Licensee Marks or (y) Licensee's ownership rights in the Approved Licensee Marks; and (ii) any lack of validity or enforceability of this Agreement caused by Licensee.

         12.2 Licensee shall maintain, at its own expense, in full force and effect at all times during which Licensed Services bearing the Licensed Marks are being sold, with a responsible insurance carrier acceptable to Licensor, at least a Two Million Five Hundred Thousand Dollar ($2,500,000.00) products liability insurance policy with respect to the Licensed Services offered under the Licensed Marks. This insurance shall be primary to any of Licensor's coverage, shall name Licensor as an insured party, shall be for the benefit of Licensor and Licensee and shall provide for at least ten (10) days' prior written notice to Licensor and Licensee of the cancellation or any substantial modification of the policy. This insurance may be obtained for Licensor by Licensee in conjunction with a policy which covers services and/or products other than the services covered under this Agreement.

         12.3 Licensee shall from time to time, upon reasonable request by Licensor, promptly furnish or cause to be furnished to Licensor, evidence in form and substance satisfactory to Licensor, of the maintenance of the insurance required by Section 12.2, including without limitation, originals or copies of policies, certificates of insurance (with applicable riders and endorsements) and proof of premium payments.

         13. Consent of Licensor. Except where another standard is expressly provided for herein, whenever reference is made to Licensor's consent or approval in this Agreement, such consent or approval may be granted or withheld in Licensor's sole discretion and, if granted, may be done so conditionally or unconditionally; provided, however, that such standard shall not be interpreted by Licensor as justifying arbitrary rejection, but will connote a reasonable application of judgment, taking into consideration Licensor's licensing practices and customs in telecommunications licensing transactions.

         14. Notices and Demands. All notices, requests, demands or other communications required by, or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), against receipt, when delivered by telecopy and confirmed by return telecopy, or when actually received when mailed by registered first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

If to Licensee:

                   Tritel, Inc.
                   1080 River Oaks Drive
                   Suite B-100
                   Jackson, MI 39208
                   Attn: Chief Executive Officer
                   Telephone: (601) 936-0893
                   Facsimile: (601) 936-6045

If to Licensor:

                   AT&T Corp.
                   295 North Maple Avenue
                   Basking Ridge, New Jersey 07920
                   Attention:  General Counsel
                   Fax No.:  (908) 953-8360

                   With a copies to:

                   AT&T Corp.
                   131 Morristown Road

                   Basking Ridge, New Jersey  07920-1650
                   Attention:  Frank L. Politano, General Attorney

                   Fax No.:  (908) 204-8537

                   AT&T Corp.
                   131 Morristown Road
                   Basking Ridge, NJ 07920
                   Attention:  Corporate Secretary
                   Fax No.:  (908) 953-4657

                   AT&T Wireless Services Inc.
                   5000 Carillon Point
                   Kirkland, Washington 98033
                   Attention:  William W. Hague
                   Fax No.:  (425) 827-4500

or to such other address as such party shall have designated by notice so given to each other party.

         15. Compliance With Law. Subject to the provisions of Section 9.4, nothing in this Agreement shall be construed to prevent Licensor or Licensee from complying fully with all applicable laws and regulations, whether now or hereafter in effect.

         16. Governmental Licenses, Permits and Approvals. Licensee, at its expense, shall be responsible for obtaining and maintaining all licenses, permits and approvals which are required by all Regulatory Authorities with respect to this Agreement, and to comply with any requirements of such Regulatory Authorities for the registration or recording of this Agreement. Licensee shall furnish to Licensor written evidence from such Regulatory Authorities of any such licenses, permits, clearances, authorizations, approvals, registration or recording.

         17. Applicable Law; Jurisdiction. The construction, performance and interpretation of this Agreement shall be governed by the U.S. Trademark Act, 15 U.S.C. 1051 et seq., and the internal, substantive laws of the State of New York, without regard to its principles of conflicts of law; provided that if the foregoing laws should be modified during the term hereof in such a way as to adversely affect the original intent of the parties, the parties will negotiate in good faith to amend this Agreement to effectuate their original intent as closely as possible. Except as otherwise provided herein, Licensor and Licensee hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or absent subject matter jurisdiction in that court, the state courts of the State of New York located in New York County for all actions, suits or proceedings arising in connection with this Agreement, and agree that any such action, suit or proceeding shall be brought only in such courts (and waive any objection based on forum non conveniens or any other objection to venue therein). Licensee and Licensor hereby waive any right to a trial by jury.

         18. Confidentiality of Information and Use Restriction. The Quality Standards and other technical information furnished to Licensee under this Agreement and other confidential and proprietary information, know-how and trade secrets of Licensor that are disclosed or otherwise provided to Licensee in connection with this Agreement, shall remain the property of Licensor, and shall be returned to Licensor upon request and upon termination of this Agreement. Unless such information was previously known to Licensee free of any obligation to keep it confidential, or has been or is subsequently made public (a) by any person other than Licensee and Licensor is not attempting to limit further dissemination of such information, (b) by Licensor, or (c) by Licensee, as required by law (including securities laws) or to enforce its rights under this Agreement, it shall be held in confidence, and shall be used only for the purposes of this Agreement. All confidential and proprietary information, know-how and trade secrets of Licensee that are disclosed or otherwise provided to Licensor hereunder (including without limitation, during any Inspection) (collectively, "Licensee Information") shall remain the property of Licensee and shall be returned to Licensee upon request and upon termination of this Agreement. Unless such Licensee Information was previously known to Licensor free of any obligation to keep it confidential, or has been or is subsequently made public (a) by any person other than Licensor and Licensee is not attempting to limit further dissemination of such information, (b) by Licensee, or (c) by Licensor, as required by law (including securities law) or to enforce its rights under this Agreement, it shall be held in confidence and shall be used only for purposes of this Agreement.

         19. Miscellaneous.

         19.1 Name, Captions. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.

         19.2 Entire Agreement. The provisions of this Agreement contain the entire agreement between the parties relating to use by Licensee of the Licensed Marks, and supersede all prior agreements and understandings relating to the subject matter hereof. This Agreement shall be interpreted to achieve the objectives and intent of the parties as set forth in the text and factual recitals of the Agreement. It is specifically agreed that no evidence of discussions during the negotiation of the Agreement, or drafts written or exchanged, may be used in connection with the interpretation or construction of this Agreement. No rights are granted to use the Licensed Marks or any other marks or trade dress except as specifically set forth in this Agreement. In the event of any conflict between the provisions of this Agreement and provisions in any other agreement involving Licensee, the provisions of this Agreement shall prevail. This Agreement is not a franchise under federal or state law, does not create a partnership or joint venture, and shall not be deemed to constitute an assignment of any rights of Licensor to Licensee. Licensee is an independent contractor, not an agent or employee of Licensor, and Licensor is not liable for any acts or omissions by Licensee.

         19.3 Amendments, Waivers. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by the party against whom enforcement is sought.

         19.4 Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to the court set forth in paragraph 17 for specific performance, or injunctive, or such other relief as such court may deem just and proper, in order to enforce this Agreement or prevent any violation hereof, and to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

         19.5 Remedies Cumulative. All rights, powers and remedies provided under this Agreement, or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         19.6 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement, or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         19.7 No Third Party Beneficiaries. Except with respect to the persons entitled to indemnification under Section 12.1, this Agreement is not intended to be for the benefit of, and shall not be enforceable by any person or entity who or which is not a party hereto.

         19.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all the parties hereto.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives as of the date first stated above.

                                          AT&T CORP.

                                          By
                                             ---------------------------------
                                             Name:
                                             Title:

                                          TRITEL, INC.

                                          By
                                             ---------------------------------
                                             Name:
                                             Title:

                                                                      SCHEDULE A
                                                                      ----------

                                  LICENSED LOGO
                                  -------------

                                  See Attached

                                                                      SCHEDULE B
                                                                      ----------

                              LICENSED TRADE DRESS
                              --------------------

1. The overall configurations of the AT&T and globe design corporate signature as set forth more fully in the AT&T document Corporate Identity Program:
     Graphic Standards Manual ("Graphic Standards Manual") provided to the Licensee, and solely as expressed in the Licensed Logo set forth in Schedules A and E.

2. The acceptable color applications of the AT&T and globe design corporate signature as set forth in the Graphic Standards Manual, and solely as expressed in the Licensed Logo set forth in Schedules A and E.

3. The acceptable graphic techniques relating to the AT&T and globe design corporate signature as set forth in the Graphic Standards Manual, and solely as expressed in the Licensed Logo set forth in Schedules A and E.

4. The acceptable applications of the AT&T globe design corporate signature as set forth in Schedule E.

5. Nothing in this Schedule shall restrict or limit AT&T's claim to trade dress rights in or protection of AT&T's Trade Dress.

                                                                     SCHEDULE B1
                                                                     -----------

UNITED STATES SERVICE MARK REGISTRATIONS OR APPLICATIONS
--------------------------------------------------------


                    Registration No.        Registration Date
     Mark          (Application No.)        (Application Date)              Services
     ----          -----------------        ------------------              --------
AT&T and Globe         75/378,611             October 24, 1997      Telecommunication services,
                                                                    namely, the moblie wireless
                                                                    electronic transmission of voice,
                                                                    data, paging and facsimile
                                                                    services; electronic voice and
                                                                    data messaging services, namely,
                                                                    the recording, storage, and
                                                                    subsequent wireless transmission
                                                                    of voice and data messages from
                                                                    and to mobile wireless telephones

                                                                      SCHEDULE C
                                                                      ----------

                          INITIAL LICENSED TERRITORY *
                          ----------------------------

I.   From Atlanta MTA                                     BTA Market Designator
     ----------------                                     ---------------------
     Carroll County, GA                                            (1)
     Haralson County, GA                                           (2)
     Opelika-Auburn, AL                                            334
     Chattanooga, TN                                               076
     Cleveland, TN                                                 085
     Dalton, GA                                                    102
     LaGrange, GA                                                  237
     Rome, GA                                                      384

II.  From Knoxville MTA
     ------------------
     Knoxville, TN                                                 232

III. From Louisville-Lexington-Evansville MTA
     ----------------------------------------
     Louisville, KY                                                263
     Lexington, KY                                                 252
     Bowling Green-Glasgow, KY                                     052
     Owensboro, KY                                                 338
     Corbin, KY                                                    098
     Somerset, KY                                                  423
     Madisonville, KY                                              273

IV.  From Memphis-Jackson MTA
     ------------------------
     Montgomery County, MS                                         (2)
     Jackson, MS                                                   210
     Tupelo-Corinth, MS                                            449
     Greenville-Greenwood, MS                                      175
     Meridian, MS                                                  292
     Columbus-Starkville, MS                                       094
     Natchez, MS                                                   315
     Vicksburg, MS                                                 455


-------------

* The Initial Licensed Territory is more particularly described in the FCC applications filed in connection with the transfer of FCC PCS Licenses to the Licensee.

1  Carrol County and Haralson County are both located within the Atlanta BTA
   (B024).

2   Montgomery County is located within the Memphis BTA (B290).

V.   From Nashville MTA
     -------------------
     Nashville, TN                                                 314
     Clarksville, TN-Hopkinsville, KY                              083
     Cookeville, TN                                                096

VI.  From Birmingham MTA
     -------------------
     Anniston, AL                                                  017
     Birmingham, AL                                                044
     Decatur, AL                                                   108
     Dothan-Enterprise, AL                                         115
     Florence, AL                                                  146
     Gladsden, AL                                                  158
     Huntsville, AL                                                198
     Montgomery, AL                                                305
     Selma, AL                                                     415
     Tuscaloosa, AL                                                450

VII. From New Orleans MTA
     --------------------
     Biloxi-Gulfport-Pascagoula, MS                                042
     Hattiesburg, MS                                               186
     Laurel, MS                                                    246
     McComb-Brookhaven, MS                                         269
     Mobile, AL                                                    302

                                                                      SCHEDULE D
                                                                      ----------

                         TDMA QUALITY STANDARDS
                         ----------------------

                     QUALITY AND REPORTING STANDARDS
                     -------------------------------

GENERAL OVERVIEW

This Schedule D sets out the Network and Reporting Standards with which Licensee shall comply pursuant to Section 7.2 of this Agreement. These Standards set out the network performance metrics and the process by which such metrics will be established, measured and reported. All metrics which represent a defined standard of quality for acceptable network operations have, or will have, specific targets which Licensee must comply with in accordance with the following network standards.

I.  NETWORK STANDARDS

There are three categories of Network Standards: network quality (the "Network Quality Category"); system performance (the "System Performance Category"); and audio quality (the "Audio Quality Category") (each hereafter referred to generally as a "Category"). For each Category of Network Standards, specific metrics have been identified to measure performance in each such Category. The detailed description of how to measure and interpret the metrics for each Category is set out in the following AWS documents (each referred to generally as a "Network Standards Document"):

o NETWORK QUALITY CATEGORY: Document ES-4034, Revision 1.1, dated July 30, 1997 entitled "Network Quality Scorecard User Guide" (as referred to as the "Network Quality Standards Document"). This document is a collection of key network performance and traffic indicators (metrics) that are measured and reported on a regular basis. Included in this category, Licensee shall perform the ANS Consistency Test, as attached to this Schedule D.

o SYSTEM PERFORMANCE CATEGORY: OSS draft document, Revision 0.7, dated June 17, 1997 entitled "Key Metrics for System Performance Document" (as referred to as the "System Performance Standards Document"). This document identifies the network-wide key metrics for Ericsson and Lucent switching systems, as well as cell sites, which will provide a high level assessment of the system.

o AUDIO QUALITY CATEGORY: Document PP-4027E, Revision 1.1, dated May 30, 1996 entitled "Audio Quality Measurement (AQM)" (as referred to as the "Audio Quality Standards Document"). This document provides the basis for assessing the quality of RF transmission by describing the standards for performing audio quality measurements and the reporting of their results. AWS measures the metrics for the Audio Quality Category using the "Radio Quality Scorecard". The Radio Quality Scorecard is comprised of performance statistics derived from driving the PCS system using the Buzzard tool or a tool with similar measurement and reporting capability.

These Network Standards Documents are subject to the terms and conditions of this Agreement including, without limitation, this Schedule D, hereby incorporated into and forms a part of this Agreement. In the event of any inconsistency between any part of a Network Standards Document and the provisions of this Schedule D, the provisions of this Schedule D shall govern.

Notwithstanding anything else in this Agreement including, without limitation, this Schedule D, the parties acknowledge and confirm that the Network Standards Documents represent the standards and metrics currently identified by AWS as applicable to each Category. Target values for key quality related metrics are contained herein and Licensee agrees to comply with the specific metric target values as specified in this Schedule D.

In addition, the parties acknowledge and confirm that the Network Standards Documents are subject to revision and Licensee shall comply with subsequent revisions to these Network Standards Documents, as well as with Call Center Quality Standards which will constitute an additional Category once they are formally implemented, in accordance with Section 8.2 of this Agreement.

Set out below is a brief description of each Category of Network Standard and the currently established metrics for each such Category.

II. TARGETS FOR NETWORK STANDARDS

Licensee shall meet the following targets for key metrics which represent overall network and system quality. These targets are subject to revision and shall be implemented in accordance with Section 8.2 of this Agreement.

o % ESTABLISHED CALLS: The percentage of call attempts to and from a mobile phone that result in a successful voice channel assignment. The target goal for this metric is 93%.

o % DROPPED CALLS: The percentage of established calls, as defined below, which terminate abnormally. The target goal for this metric is a drop call rate of 1.7% or less.

o % HANDOFF FAILURES: The target goal for this metric is a handoff failure rate of 1.5%.

o FAILURES PER ERLANG: The ratio of failed calls to carried traffic, where failed calls are measured utilizing switch counters for originating and terminating traffic, and carried traffic is measured in erlangs. The target goal for this metric is 1.68

o SWITCH OUTAGE TIME: The amount of time (in minutes) in a month when subscribers are impacted by a cellular switch outage. Target for this metric is 10 minutes per switch per year, with all ten minutes occurring in the maintenance window between 12:00 am and 5:00 am.

o % BLOCKING - CELL ROUTES: Percentage of time all cellular traffic channels (voice paths in a trunk group) are unavailable within a given measurement interval. Target for this metric is 5%.

o % BLOCKING - NETWORK ROUTES: Percentage of time all network traffic channels are unavailable within the measurement interval. Target for this metric is 5%.

o ANS CONSISTENCY TEST: The percentage of successful ANS feature deliveries, based on the following sequence: feature activation/deactivation (when applicable), test call, correct response, and call termination. The target goal for this metric is 96% for all ANS features. This target metric includes feature delivery failures due to call processing failures (i.e. call delivery, call origination, handoff failures, or dropped calls. These failures are estimated to be approximately 4%.)

III. REPORTING STANDARDS

Licensee agrees to comply with the reporting requirements as specified in the Network Standards Documents and as specified below:

o Except as specified Audio Quality Network Standards, Licensee will submit the metric reports required pursuant to this Schedule D (the "Results") to AWS no less than quarterly.

o With respect to Audio Quality Network Standards, Licensee shall only submit quarterly Results for markets with 10,000 or more subscribers; for markets with less than 10,000 subscribers, Licensee shall only submit Results on a semi-annual basis.

o Licensee shall submit all Results by the fifteenth day of the month following the end of the applicable reporting period.

o Licensee will report the Results to AWS on an aggregated national basis; the aggregated national Results will reflect the distribution of the metric measured across Licensee's Territory. Licensee may also be required to provide a breakdown, by market, of any metric.

IV. CUSTOMER SERVICE STANDARDS

Promptly following the execution of this Agreement, AWS and Licensee shall negotiate in good faith the applicable customer service standards, with a goal of reaching agreement thereon by April 1, 1999.

                                AT&T Brand Values

                  Marketing, Advertising & Promotion Guidelines

The Licensed Logo as set forth in Schedules A and E should not be placed on any content relating to or containing any of the following, unless it has redeeming social value:

     o   Illegal activities

     o Content which demeans, ridicules or attacks an individual or group on the basis of age, color, national origin, race, religion, sex. secular orientation, or handicap

     o Pornographic, obscene or sexually explicit suggestive material or content

     o Material targeted to children, which is deemed to be obscene, vulgar or pornographic

     o   Tobacco and/or alcoholic beverages

     o   Firearms/Ammunition/Fireworks

     o   Gambling

     o   Contraceptives

     o   Violence

     o   Vulgar/obscene language

     o   Solicitation of funds

                                                                      SCHEDULE E
                                                                      ----------

                     GUIDELINES FOR USE OF THE LICENSED LOGO
                               AND LICENSED PHRASE
                               -------------------

AT&T welcomes Members of the AT&T Wireless Services Network (Member) to use the enclosed icon ("icon") and the expression "Member, AT&T Wireless Services Network" (the "expression") for their advertising and promotion needs.

There are only a few requirements to follow:

o The icon or the expression may never be used in connection with services or products that are not provided or approved by AT&T in accordance with the Network Membership License Agreement.

o Only authorized Members of the AT&T Wireless Services Network marketing AT&T services under a written Network Membership License Agreement may use the icon and the expression.

o The authorized member's identity or logo must be at least 3 times the overall size of the icon; provided, however, for stationery and business cards the authorized members identity or logo must be at least 2 times the overall size of the icon.

o Use of the icon or expression must never give the impression that the member is a part of AT&T.

o There must be a reference in the authorized member's advertising body copy, to the extent that it refers to the nature, character or quality of AT&T's service or network, that states the value, quality, and reliability of AT&T's services and network.

o The icon must be used only as illustrated and specified in this document. Do not alter the design in any way.

o The expression may not appear in type size or style that is larger or more prominent than the largest or most prominent type size or style of surrounding or accompanying text or body copy.

o Any misuse of the icon or the expression or misrepresentation of the AT&T Member relationship may result in termination of permission to use the icon and the expressions cancellation of agreements between Member and AT&T, and/or additional legal action.

For questions regarding the use of these materials please contact the AT&T Corporate Identity Office, (973) 564-4942.

Permission to use the icon or the expression may not be granted to any telecommunications aggregator or reseller.

For additional copies of this document call AT&T Corporate Identity at (973) 564-4942 or e-mail fayhkelly@attmail.com.

The "icon" on disk

Always reproduce the icon so that it appears with a solid white or black field.

See Illustrations.

There are two versions of the icon on the disk. One is for larger size reproduction (i.e., advertisements) and one is for smaller sizes (i.e., stationery). It is important to use the correct one because failing to do so will result in poor legibility.

Versions AW, AB, AWC and ABC are for larger than P in height. Versions BW, BB, BWC and BBC are for 1" and smaller.

Legal Information:

1. Permission to use the icon and expression will not be granted to any telecommunications aggregator or reseller.

2. Permission to use the icon and expression must be contained in a written Network Membership License Agreement between AT&T and the entity using the icon and expression.

3. The user of the icon and expression must abide by all terms and conditions outlined in this document.

4. The icon or expression may never be used in connection with products or services not provided by the representative through or approved by AT&T.

         With respect to a specific AT&T service, a person or entity is a Member of the AT&T Wireless Network for that specific service under these guidelines if
(1) the person or entity has executed a written contract with AT&T that expressly grants that status for that service; and (2) the contract is in effect and grants the right to use. in accordance with these guidelines and such other limitations as are contained in the contract, AT&T's logo, signature and trademarks as expressed in the icon and expression in connection with the marketing, sale, or provision of that specific product or service. The written contract may not alter these guidelines or grant more rights to use AT&T's logo, signature and trademarks than are expressly set forth in these guidelines. Furthermore, the authorization to use the AT&T logo, signature and trademarks under these guidelines for a specific service does not allow use of the AT&T logo, signature and trademarks tor any other product or service.

         Subscription to an AT&T tariffed service does not make the subscriber a Member of the AT&T Wireless Services Network.

                                                                      SCHEDULE F
                                                                      ----------

                                PERMITTED EVENTS
                                ----------------

1. Local community events, such as school athletic and cultural events or other athletic events (e.g. corporate golf or tennis outings).

2. Local events held in conjunction with regionally or nationally recognized organizations, such as Rotary International, Exchange Club, Heart Association, Red Cross, Make-A-Wish Foundation etc.

3. Events in support of major charitable institutions such as Children's Hospitals, Ronald McDonald Foundation, March of Dimes and so on.

4. Local trade shows, Chamber of Commerce events, educational business seminars.

5.  Licensee or authorized dealer store grand openings and kiosk sampling.

                                Table of Contents

                                                                        Page
                                                                        ----

1.   Definitions.........................................................1

2.   Grant of License, Etc...............................................5
     2.1      Grant of License...........................................5
     2.2      No Other Services or Products..............................5
     2.3      Exclusivity................................................6
     2.4      Use of Licensed Marks on Mobile Phones.....................6

3.   Agreement Personal..................................................6
     3.1      Personal to Licensee.......................................6
     3.2      Licensee Acknowledgment....................................7

4.   Use of Licensed Marks and Other Marks...............................7
     4.1      Approved Licensee Marks....................................7
     4.2      Marks To Be Used...........................................7
     4.3      Modification of Licensed Marks.............................7
     4.4      Use of Additional Marks at Licensor's Request..............8

5.   Retention of Rights.................................................8

6.   System Requirements.................................................8

7.   Quality Control.....................................................8
     7.1      General....................................................8
     7.2      Quality Standards..........................................8
     7.3      Quality Service Reviews; Right of Inspection...............9
     7.4      Authorized Dealers.........................................9
     7.5      Sponsorship................................................9
     7.6      Universal Wireless Consortium.............................10

8.   Remedies for Noncompliance With Quality Standards..................10
     8.1      Cure Period...............................................10
     8.2      Potential Injury to Persons or Property...................10

9.   Protection of Licensed Marks.......................................10
     9.1      Ownership and Rights......................................10
     9.2      Similar Marks.............................................11
     9.3      Infringement..............................................11
     9.4      Compliance With Laws......................................12

10.  No Sublicensing....................................................12

11.  Term and Termination...............................................12
     11.1     Term......................................................12

                                      (i)

     11.2     Breach by Licensee........................................13
     11.3     Termination Obligations...................................14
     11.4     No Waiver of Rights.......................................14
     11.5     Survival..................................................14

12.  Indemnity..........................................................15

13.  Consent of Licensor................................................16

14.  Notices and Demands................................................16

15.  Compliance With Law................................................17

16.  Governmental Licenses, Permits and Approvals.......................17

17.  Applicable Law; Jurisdiction.......................................17

18.  Confidentiality of Information and Use Restriction.................17

19.  Miscellaneous......................................................18
     19.1     Name, Captions............................................18
     19.2     Entire Agreement..........................................18
     19.3     Amendments, Waivers.......................................18
     19.4     Specific Performance......................................18
     19.5     Remedies Cumulative.......................................18
     19.6     No Waiver.................................................19
     19.7     No Third Party Beneficiaries..............................19
     19.8     Counterparts..............................................19

Schedules

Schedule A      --   Licensed Logo
Schedule B      --   Licensed Trade Dress

Schedule B1     --   United States Service Mark Registrations or Applications
Schedule C      --   Initial Licensed Territory
Schedule D      --   Quality Control Standards
Schedule E      --   Guidelines for Use of the Licensed Logo and Licensed Phrase
Schedule F      --   Permitted Events

                                      (ii)